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                                                                   EXHIBIT (12)a



                                      PACIFICORP
                          STATEMENTS OF COMPUTATION OF RATIO
                             OF EARNINGS TO FIXED CHARGES
                               (IN MILLIONS OF DOLLARS)

                                               ------------------------------------------------------
                                                  1992       1993       1994       1995       1996
                                                  ----       ----       ----       ----       ----
Fixed Charges, as defined:*

  Interest expense . . . . . . . . . . . . .   $  409.7   $  377.8   $  336.8   $  378.7   $  465.7
  Estimated interest portion of
    rentals charged to expense . . . . . . .       17.1       20.1       19.5       16.7        9.8
                                               ------------------------------------------------------

      Total fixed charges. . . . . . . . . .   $  426.8   $  397.9   $  356.3   $  395.4   $  475.5
                                               ------------------------------------------------------
                                               ------------------------------------------------------

Earnings, as defined:*

  Income from continuing
    operations . . . . . . . . . . . . . . .   $  150.2   $  422.7   $  468.0   $  505.0   $  504.9
  Add (deduct):
    Provision for income taxes . . . . . . .       90.8      187.4      249.8      238.8      283.9
    Minority interest. . . . . . . . . . . .        8.4       11.3       13.3       18.9        4.2
    Undistributed income of less than
      50% owned affiliates . . . . . . . . .       (5.7)     (16.2)     (14.7)     (15.0)     (18.1)
    Fixed charges as above . . . . . . . . .      426.8      397.9      356.3      395.4      475.5
                                               ------------------------------------------------------

      Total earnings . . . . . . . . . . . .   $  670.5   $1,003.1   $1,072.7   $1,143.1   $1,250.4
                                               ------------------------------------------------------
                                               ------------------------------------------------------

Ratio of Earnings to Fixed Charges . . . . .       1.6x       2.5x       3.0x       2.9x       2.6x
                                               ------------------------------------------------------
                                               ------------------------------------------------------


* "Fixed charges" represent consolidated interest charges and an estimated amount representing the interest factor in rents. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and
    (e) undistributed income of less than 50% owned affiliates without loan guarantees.

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